Amended and restated pricing supplement

To prospectus dated April 17, 2026,

prospectus supplement dated April 17, 2026,

underlying supplement no. 1-I dated April 17, 2026 and

product supplement no. 1-I dated April 17, 2026

Registration Statement Nos. 333-293684 and 333-293684-01 Dated July 30, 2026; Rule 424(b)(2)
JPMorgan Chase Financial Company LLC

Structured Investments	$5,411,000
Buffered Callable Range Accrual Notes linked to the S&P 500® Index due June 30, 2031
Fully and Unconditionally Guaranteed by JPMorgan Chase & Co.
General
•	Unsecured and unsubordinated obligations of JPMorgan Chase Financial Company LLC, which we refer to as JPMorgan Financial, the payment on which is fully and unconditionally guaranteed by JPMorgan Chase & Co. maturing June 30, 2031, subject to postponement as described below.

The notes are designed for investors who believe that (i) the Closing Level of the S&P 500® Index (the “Index”) will remain at or above the Minimum Index Level of 85.00% of the Initial Value on each Accrual Determination Date and (ii) the Closing Level of the S&P 500® Index will be greater than or equal to the Buffer Level of 85.00% of the Initial Value on the Observation Date.

•	The notes are designed for investors who seek periodic interest payments that will accrue at a per annum rate equal to 6.70%, provided that the Closing Level of the Index on each Accrual Determination Date during such Interest Period is greater than or equal to the Minimum Index Level (85.00% of the Initial Value on the Pricing Date).
•	If the level of the Index is less than the Minimum Index Level for an entire Interest Period, the Interest Rate for such Interest Period will be equal to zero. In addition, investors should be willing to assume the risk that if the Final Value of the Index is less than the Buffer Level, they will lose some and may lose 85% of their principal at maturity. Any payment on the notes is subject to the credit risk of JPMorgan Financial, as issuer of the notes, and the credit risk of JPMorgan Chase & Co., as guarantor of the notes.
•	Subject to satisfaction of the Accrual Provision, interest on the notes will be calculated based on the Interest Factor of 6.70%. In no event will the Interest Rate be greater than 6.70% per annum or less than the Minimum Interest Rate of 0% per annum.
•	At our option, we may call your notes prior to their scheduled Maturity Date on one of the Redemption Dates set forth below. For more information, see “Key Terms” and “Selected Risk Considerations” in this amended and restated pricing supplement.
•	The terms of the notes as set forth below, to the extent they differ or conflict with those set forth in the accompanying product supplement, will supersede the terms set forth in product supplement. Please refer to “Additional Key Terms — Accrual Provision,” “Additional Key Terms — Accrual Determination Date,” “Key Terms — Redemption Feature” and “Selected Purchase Considerations — Periodic Interest Payments” in this amended and restated pricing supplement for more information.
•	Notes may be purchased in minimum denominations of $1,000 and in integral multiples of $1,000 thereafter.
•	The notes priced on or about June 25, 2026 and are expected to settle on or about June 30, 2026.

Key Terms

Issuer:	JPMorgan Chase Financial Company LLC
Guarantor:	JPMorgan Chase & Co.
Payment at Maturity:

If the Final Value is greater than or equal to the Buffer Level, you will receive the principal amount of your notes at maturity.

If the Final Value is less than the Buffer Level, you will lose 1% of the principal amount of your notes for every 1% that the Final Value is less than the Buffer Level, and your payment at maturity per $1,000 principal amount note will be calculated as follows:

$1,000 + ($1,000 × (Index Return + Buffer Amount))

If the Final Value is less than the Buffer Level, you will lose some and may lose up to 85.00% of your principal at maturity.

Regardless of whether the Final Value is greater than, equal to or less than the Buffer Level, at maturity you will also receive any accrued and unpaid interest on your notes.

Initial Value:	7,357.49, which is the Closing Level of the Index on the Pricing Date
Final Value:	The Closing Level of the Index on the Observation Date
Index Return:	(Final Value - Initial Value) Initial Value
Buffer Level:	85.00% of the Initial Value
Buffer Amount:	15.00%
Redemption Feature:	On the last scheduled Business Day of each month, commencing on June 30, 2027 and ending on the Maturity Date each, a “Redemption Date”), we may redeem your notes in whole but not in part at a price equal to 100% of the principal amount being redeemed plus any accrued and unpaid interest to but excluding the Redemption Date, subject to the Business Day Convention and the Interest Accrual Convention described below and in the accompanying product supplement. If we intend to redeem your notes, we will deliver notice to The Depository Trust Company (“DTC”) at least 5 Business Days prior to the applicable Redemption Date.
Interest:	We will pay you interest on each Interest Payment Date based on the applicable Day Count Fraction and subject to the Interest Accrual Convention, as applicable, described below and in the accompanying product supplement.
Interest Period:	The period beginning on and including the Original Issue Date of the notes and ending on but excluding the first Interest Payment Date, and each successive period beginning on and including an Interest Payment Date and ending on but excluding the next succeeding Interest Payment Date, subject to the Interest Accrual Convention described below and in the accompanying product supplement.
Interest Payment Dates:	Interest on the notes will be payable in arrears on the last scheduled Business Day of each month, commencing on July 31, 2026 to and including the Maturity Date, subject to the Business Day Convention and Interest Accrual Convention described below and in the accompanying product supplement.
Interest Rate:

For each Interest Period, the Calculation Agent will determine the Interest Rate┼ per annum applicable to each Interest Period, calculated in thousandths of a percent, with five ten-thousandths of a percent rounded upwards, based on the following formula:

“Actual Days” means, with respect to each Interest Payment Date, the actual number of Trading Days in the immediately preceding Interest Period; and

“Variable Days” means, with respect to each Interest Payment Date, the actual number of Trading Days during the immediately preceding Interest Period on which the Accrual Provision is satisfied.

Investing in the Callable Range Accrual Notes involves a number of risks. See “Risk Factors” beginning on page S-2 of the accompanying prospectus supplement, “Risk Factors” beginning on page PS-18 of the accompanying product supplement and “Selected Risk Considerations” beginning on page PS-3 of this amended and restated pricing supplement.

Neither the U.S. Securities and Exchange Commission, or SEC, nor any state securities commission has approved or disapproved of the notes or passed upon the accuracy or the adequacy of this amended and restated pricing supplement, the accompanying product supplement, the accompanying underlying supplement or the accompanying prospectus supplement and prospectus. Any representation to the contrary is a criminal offense.

	Price to Public (1)(2)	Fees and Commissions (2)	Proceeds to Issuer
Per note	$1,000	$35.00	$965.00
Total	$5,411,000	$189,385	$5,221,615

(1) See “Supplemental Use of Proceeds” in this amended and restated pricing supplement for information about the components of the price to public of the notes.

(2) J.P. Morgan Securities LLC, which we refer to as JPMS, acting as agent for JPMorgan Financial, will pay all of the selling commissions of $35.00 per $1,000 principal amount note it receives from us to other affiliated or unaffiliated dealers. See “Plan of Distribution (Conflicts of Interest)” in the accompanying product supplement.

The estimated value of the notes, when the terms of the notes were set, was $939.90 per $1,000 principal amount note. See “The Estimated Value of the Notes” in this amended and restated pricing supplement for additional information.

The notes are not bank deposits and are not insured or guaranteed by the Federal Deposit Insurance Corporation or any other governmental agency, nor are they obligations of, or guaranteed by, a bank.

* This pricing supplement amends and restates and supersedes the original pricing supplement related hereto dated June 25, 2026 to product supplement no. 1-I in its entirety (the original pricing supplement is available on the SEC website at https://www.sec.gov/Archives/edgar/data/19617/000121390026073078/ea0296352-01_424b2.htm).

July 30, 2026

Additional Terms Specific to the Notes

You should read this amended and restated pricing supplement together with the accompanying prospectus, as supplemented by the accompanying prospectus supplement, relating to our Series A medium-term notes of which these notes are a part, and the more detailed information contained in the accompanying product supplement and the accompanying underlying supplement. This amended and restated pricing supplement, together with the documents listed below, contains the terms of the notes and supersedes all other prior or contemporaneous oral statements as well as any other written materials including preliminary or indicative pricing terms, correspondence, trade ideas, structures for implementation, sample structures, fact sheets, brochures or other educational materials of ours. You should carefully consider, among other things, the matters set forth in the “Risk Factors” sections of the accompanying prospectus supplement and the accompanying product supplement, as the notes involve risks not associated with conventional debt securities. We urge you to consult your investment, legal, tax, accounting and other advisers before you invest in the notes.

You may access these documents on the SEC website at www.sec.gov as follows (or if such address has changed, by reviewing our filings for the relevant date on the SEC website):

•	Product supplement no. 1-I dated April 17, 2026:

http://www.sec.gov/Archives/edgar/data/19617/000121390026045203/ea0285802-07_424b2.pdf

•	Underlying supplement no. 1-I dated April 17, 2026:

https://www.sec.gov/Archives/edgar/data/19617/000121390026045209/ea0285802-11_424b2.pdf

•	Prospectus supplement and prospectus, each dated April 17, 2026:

http://www.sec.gov/Archives/edgar/data/19617/000095010326005889/crt_dp245141-424b2.pdf

Our Central Index Key, or CIK, on the SEC website is 1665650, and JPMorgan Chase & Co.’s CIK is 19617. As used in this amended and restated pricing supplement, “we,” “us” and “our” refer to JPMorgan Financial.

Any values of the index, and any values derived therefrom, included in this amended and restated pricing supplement may be corrected, in the event of manifest error or inconsistency, by amendment of this pricing supplement.

Additional Key Terms

Interest Rate (Continued):	┼The Interest Rate as described above is a rate per annum, may not equal the Interest Factor during any Interest Period and is subject to the Minimum Interest Rate and a Maximum Interest Rate. The Interest Rate will depend on the number of Trading Days during any given Interest Period on which the Accrual Provision is satisfied. See the definition for “Variable Days” and “Accrual Provision” herein, as well as the formula for Interest Rate set forth above.
Other Key Terms:	Please see “Additional Key Terms” in this amended and restated pricing supplement for other key terms.
Interest Factor:	6.70%. The Interest Rate is a per annum rate and may or may not equal the Interest Factor during any Interest Period. The Interest Rate will depend on the number of Trading Days during any given Interest Period on which the Accrual Provision is satisfied. See the definition for “Variable Days” and “Accrual Provision” herein, as well as the formula for Interest Rate set forth above.
Minimum Interest Rate:	With respect to each Interest Period, 0.00% per annum
Accrual Provision:	For each Interest Period, the Accrual Provision shall be deemed to have been satisfied on each Trading Day during such Interest Period on which the Closing Level of the Index, as determined on the Accrual Determination Date relating to such Trading Day, is greater than or equal to the Minimum Index Level. If the Closing Level of the Index as determined on the Accrual Determination Date relating to such Trading Day is less than the Minimum Index Level, then the Accrual Provision shall be deemed not to have been satisfied for such Trading Day. Notwithstanding the foregoing and anything to the contrary in the accompanying product supplement, the Accrual Provision will be deemed to have not been satisfied on a Trading Day if a market disruption event with respect to the Index occurred or was continuing, as applicable, on the originally scheduled Accrual Determination Date for that Trading Day (including any originally scheduled Accrual Determination Date relating to an Exclusion Period).
Accrual Determination Date:	With respect to each Interest Period, each Trading Day during such Interest Period. Notwithstanding the foregoing, for all Trading Days in the Exclusion Period, the Accrual Determination Date will be the first Trading Day that precedes such Exclusion Period. The Accrual Provision will be deemed to have not been satisfied on a Trading Day if a market disruption event occurred or was continuing, as applicable, on the originally scheduled Accrual Determination Date for that Trading Day.
Exclusion Period:	For each Interest Period, the period commencing on the third Business Day prior to but excluding each Interest Payment Date.
Closing Level:	On any Trading Day, the closing level of the Index or successor index, as applicable, as published on page “SPX Index” (or any successor page) of Bloomberg Professional® service (“Bloomberg”) or any successor service on such Trading Day. In certain circumstances, the Closing Level of an Index will be based on the alternative calculation of that Index as described under “The Underlyings — Indices — Discontinuation of an Equity Index; Alteration of Method of Calculation” in the accompanying product supplement.
Minimum Index Level:	6,253.8665, which is 85.00% of the Initial Value.
Trading Day:	A day, as determined by the Calculation Agent, on which trading is generally conducted on (i) the relevant exchanges for securities underlying the Index or the relevant successor index, if applicable, and (ii) the exchanges on which futures or options contracts related to the Index or the relevant successor index, if applicable, are traded.
Business Day:	Any day other than a day on which banking institutions in the City of New York are authorized or required by law, regulation or executive order to close or a day on which transactions in dollars are not conducted
Pricing Date:	June 25, 2026
Original Issue Date (Settlement Date):	On or about June 30, 2026, subject to the Business Day Convention.
Observation Date*	June 25, 2031
Maturity Date*:	June 30, 2031, subject to the Business Day Convention.
Business Day Convention:	Following
Interest Accrual Convention:	Unadjusted
Day Count Fraction:	30/360
CUSIP:	46661AN71

* Subject to postponement in the event of a market disruption event and as described under “General Terms of the Notes — Postponement of the Maturity Date for Notes with a Payment at Maturity Linked to One or More Indices” and “General Terms of the Notes — Postponement of an Observation Date for Notes with a Payment at Maturity Linked to One or More Indices” in the accompanying product supplement.

JPMorgan Structured Investments —	PS-1
Buffered Callable Range Accrual Notes linked to the S&P 500® Index due June 30, 2031

Selected Purchase Considerations

•	LIMITED PROTECTION AGAINST LOSS - We will pay you your principal back at maturity if the Final Value of the Index is not less than the Buffer Level. If the Final Value is less than the Buffer Level, for every 1% that the Final Value is less than the Buffer Level, you will lose an amount equal to 1% of the principal amount of your notes. If the Final Value is less than the Buffer Level, you will lose some and may lose up to 85.00% of your principal at maturity.
•	RETURN LINKED TO THE S&P 500® INDEX - The return on the notes at maturity is linked to the S&P 500® Index. The S&P 500® Index consists of 500 component stocks selected to provide a performance benchmark for the U.S. equity markets. For additional information about the S&P 500® Index, see the information set forth under “Equity Index Descriptions — The S&P 500® Index” in the accompanying underlying supplement.
•	PRESERVATION OF CAPITAL UPON EARLY REDEMPTION — Regardless of the performance of the Index, we will pay you at least the principal amount of your notes upon early redemption. Because the notes are our unsecured and unsubordinated obligations, the payment of which is fully and unconditionally guaranteed by JPMorgan Chase & Co., payment of any amount upon early redemption is subject to our ability to pay our obligations as they become due and JPMorgan Chase & Co.’s ability to pay its obligations as they become due.
•	PERIODIC INTEREST PAYMENTS — The notes offer periodic interest payments on each Interest Payment Date. The notes will pay interest at the applicable variable Interest Rate, which takes into account the Accrual Provision. The interest payments for all Interest Periods will be affected by the official closing level of the Index as described under “Interest Rate” on the cover of this amended and restated pricing supplement, but will not reflect the performance of the Index. In no event will the Interest Rate during any Interest Period be less than the Minimum Interest Rate of 0.00% per annum. The yield on the notes may be less than the overall return you would receive from a conventional debt security that you could purchase today with the same maturity as the notes.
•	POTENTIAL EARLY REDEMPTION BY US AT OUR OPTION — At our option, we may redeem the notes, in whole but not in part, on each of the Redemption Dates set forth above, commencing on June 30, 2027, at a price equal to 100% of the principal amount being redeemed plus any accrued and unpaid interest, subject to the Business Day Convention and the Interest Accrual Convention described on the cover of this amended and restated pricing supplement and in the accompanying product supplement. Any accrued and unpaid interest on notes redeemed will be paid to the person who is the holder of record of such notes at the close of business on the Business Day immediately preceding the applicable Redemption Date. Even in cases where the notes are called before maturity, noteholders are not entitled to any fees or commissions described on the front cover of this amended and restated pricing supplement.
•	TAX TREATMENT— You should review carefully the section entitled “United States Federal Taxation” in the accompanying prospectus supplement. Based on the advice of Sidley Austin llp, our special tax counsel, and on current market conditions, in determining our reporting responsibilities we intend to treat the notes for U.S. federal income tax purposes as income-bearing pre-paid derivative contracts. By purchasing the notes, you agree (in the absence of an administrative determination or judicial ruling to the contrary) to follow this treatment. However, there are other reasonable treatments that the Internal Revenue Service (the “IRS”) or a court may adopt, in which case the timing and character of any income or loss on the notes could be significantly and adversely affected. In addition, in 2007, the Treasury Department and the IRS released a notice requesting comments on the U.S. federal income tax treatment of “prepaid forward contracts” and similar instruments. While it is not clear whether the notes would be viewed as similar to the typical prepaid forward contract described in the notice, it is possible that any Treasury regulations or other guidance promulgated after consideration of these issues could materially and adversely affect the tax consequences of an investment in the notes, possibly with retroactive effect. The notice focuses on a number of issues, the most relevant of which for holders of the notes are the character of income or loss and the degree, if any, to which income realized by Non-U.S. Holders should be subject to withholding tax.

Assuming that the treatment of the notes as income-bearing pre-paid derivative contracts is respected, interest payments that you receive should be included in ordinary income at the time you receive the payments or when the payments accrue, in accordance with your regular method of accounting for U.S. federal income tax purposes.

Under this treatment, any gain or loss recognized upon the sale, exchange, redemption or maturity of the notes should be treated as capital gain or loss. Any such capital gain or loss should be treated as long-term capital gain or loss if you held the notes for more than one year.

Non-U.S. Holders should note that because the United States federal income tax treatment (including the applicability of withholding) of the interest payments on the notes is uncertain, and although the Company believes it is reasonable to take a position that the interest payments are not subject to U.S. withholding tax (at least if the applicable IRS Form W-8 is provided), a withholding agent could possibly nonetheless withhold on these payments (generally at a rate of 30%, subject to the possible reduction or elimination of that rate under an applicable income tax treaty), unless income from your notes is effectively connected with your conduct of a trade or business in the United States (and, if an applicable treaty so requires, attributable to a permanent establishment in the United States). In the event of any withholding, we will not be required to pay any additional amounts with respect to amounts so withheld. If you are a Non-U.S. Holder, you are urged to consult your tax advisor regarding the U.S. federal income tax consequences of an investment in the notes in light of your particular circumstances.

JPMorgan Structured Investments —	PS-2
Buffered Callable Range Accrual Notes linked to the S&P 500® Index due June 30, 2031

Non-U.S. Holders should also note that a withholding tax of 30% could be imposed on payments made on the notes to certain foreign entities unless information reporting and diligence requirements are met, as described in “United States Federal Taxation — Tax Consequences to Non-U.S. Holders” in the accompanying prospectus supplement.

Section 871(m) of the Internal Revenue Code and Treasury regulations promulgated thereunder (“Section 871(m)”) generally impose a 30% withholding tax (unless an income tax treaty applies) on dividend equivalents paid or deemed paid to Non-U.S. Holders with respect to certain financial instruments linked to U.S. equities or indices that include U.S. equities. Section 871(m) provides certain exceptions to this withholding regime, in particular for instruments linked to certain broad-based indices that meet requirements set forth in the applicable Treasury regulations (such an index, a “Qualified Index”). Additionally, Treasury regulations exclude from the scope of Section 871(m) instruments issued prior to 2027 that are not “delta-one” with respect to underlying securities that could pay U.S.-source dividends for U.S. federal income tax purposes (each an “Underlying Security”). Based on certain determinations made by us, our special tax counsel, Sidley Austin llp, is of the opinion that Section 871(m) should not apply to the notes with regard to Non-U.S. Holders. Our determination is not binding on the IRS, and the IRS may disagree with this determination. Section 871(m) is complex and its application may depend on your particular circumstances, including whether you enter into other transactions with respect to an Underlying Security. You should consult your tax adviser regarding the potential application of Section 871(m) to the notes.

Both U.S. and Non-U.S. Holders should consult their tax advisors regarding all aspects of the U.S. federal income tax consequences of an investment in the notes, including possible alternative treatments and the issues presented by the 2007 notice. Purchasers who are not initial purchasers of notes at the issue price should also consult their tax advisors with respect to the tax consequences of an investment in the notes, including possible alternative treatments.

Subject to certain assumptions and representations received from us, the discussion in this section entitled “Tax Treatment”, when read in combination with the section entitled “United States Federal Taxation” in the accompanying prospectus supplement, constitutes the full opinion of Sidley Austin llp regarding the material U.S. federal income tax treatment of owning and disposing of the notes.

Selected Risk Considerations

An investment in the notes involves significant risks. These risks are explained in more detail in the “Risk Factors” sections of the accompanying prospectus supplement and product supplement.

•	YOUR INVESTMENT IN THE NOTES MAY RESULT IN A LOSS — The return on the notes at maturity is linked to the performance of the Index and will depend on whether, and the extent to which, the Index Return is positive or negative. Your investment will be exposed to loss if the Final Value of the Index is less than the Buffer Level. If the Final Value is less than the Buffer Level, you will lose an amount equal to 1% of the principal amount of your notes for every 1% that the Final Value is less than the Buffer Level. Accordingly, if the Final Value is less than the Buffer Level, you will lose some and may lose up to 85.00% of your principal at maturity.
•	THE NOTES ARE NOT ORDINARY DEBT SECURITIES AND ARE SUBJECT TO AN INTEREST ACCRUAL PROVISION; THE INTEREST RATE ON THE NOTES IS VARIABLE AND WILL NOT EXCEED THE MAXIMUM INTEREST RATE AS SET FORTH ABOVE AND MAY BE EQUAL TO 0.00% — The terms of the notes differ from those of ordinary debt securities in that the rate of interest you will receive is not fixed, but will vary based on the level of the Index over the course of each Interest Period. For each Interest Period the Maximum Interest Rate per annum is equal to the Interest Factor set forth above on the cover of this amended and restated pricing supplement. This is because the variable Interest Rate on the notes, while determined by reference to the Closing Level of the Index as described on the cover of this amended and restated pricing supplement, does not actually pay an amount based directly on such level. Your return on the notes for any Interest Period will not exceed the Interest Factor, regardless of the appreciation in the Index, which may be significant. Moreover, each Trading Day during an Interest Period for which the Closing Level of the Index is less than the Minimum Index Level (as determined based on the level of the Index on the applicable Accrual Determination Date) will result in a reduction of the Interest Rate per annum payable for the corresponding Interest Period. For all Interest Periods if the official Closing Level of the Index is less than the Minimum Index Level for an entire Interest Period, the Interest Rate for such Interest Period will be equal to 0.00% and you will not receive any interest payment for such Interest Period. In that event, you will not be compensated for any loss in value due to inflation and other factors relating to the value of money over time during such period.
•	THE NOTES REFERENCE AN EQUITY INDEX — If the Index Level of the Index is less than the Minimum Index Level on any Accrual Determination Date, the notes will not accrue interest on that day. If the notes do not satisfy the Accrual Provision for each Trading Day in an Interest Period, the Interest Rate payable on the notes will be equal to 0.00% per annum for such Interest Period. You should carefully consider the movement, current level and overall trend in equity markets prior to purchasing these notes. Although the notes do not directly reference the level of the Index, the interest, if any, payable on your notes is contingent upon, and related to, this level.
•	THE INTEREST RATE ON THE NOTES IS SUBJECT TO A MAXIMUM INTEREST RATE — The rate of interest payable on the notes is variable; however, it is still subject to the Maximum Interest Rate equal to the Interest Factor. Although the notes are subject to an Accrual Provision, the interest (if any) payable on the notes accrues at a rate

JPMorgan Structured Investments —	PS-3
Buffered Callable Range Accrual Notes linked to the S&P 500® Index due June 30, 2031 based on the Interest Factor set forth above, and therefore the amount of interest payable on the notes remains subject to the maximum interest rate equal to the Interest Factor.

•	THE INTEREST RATE ON THE NOTES MAY BE BELOW THE RATE OTHERWISE PAYABLE ON SIMILAR VARIABLE RATE notes ISSUED BY US — The value of the notes will depend on the Interest Rate on the notes, which will be affected by the level of the Index. If the level of the Index is less than the Minimum Index Level on any Accrual Determination Date, the Interest Rate on the notes may be less than returns on similar variable rate notes issued by us that are not linked the Index. We have no control over any fluctuations in the Index.
•	THE RETURN OF ANY PRINCIPAL COMPONENT OF YOUR PAYMENT AT MATURITY WILL BE DETERMINED BY THE PERFORMANCE OF THE INDEX — If the notes are not called and the Final Value of the Index is less than the Buffer Level, you will lose some and may lose up to 85.00% of your investment in the notes.
•	THE METHOD OF DETERMINING WHETHER THE ACCRUAL PROVISION HAS BEEN SATISFIED MAY NOT DIRECTLY CORRELATE TO THE ACTUAL LEVEL OF the S&P 500® Index— The determination of the Interest Rate per annum payable for any Interest Period will be based on the actual number of days in that Interest Period on which the Accrual Provision is satisfied, as determined on each Accrual Determination Date. However, we will use the same Closing Level of the Index to determine whether the Accrual Provision is satisfied for the period commencing on the third Business Day prior to but excluding each applicable Interest Payment Date, which period we refer to as the Exclusion Period. The Closing Level used will be the Closing Level of the Index on the first Trading Day immediately preceding the Exclusion Period, regardless of what the actual closing levels of the Index are for the Trading Days in that period or whether the Accrual Provision could have otherwise been satisfied if actually tested in the Exclusion Period. As a result, the determination as to whether the Accrual Provision has been satisfied for any Interest Period may not directly correlate to the actual Closing Levels of the Index, which will in turn affect the Interest Rate calculation.
•	YOUR RETURN ON THE NOTES IS LIMITED TO THE PRINCIPAL AMOUNT PLUS ACCRUED INTEREST REGARDLESS OF ANY APPRECIATION IN THE VALUE OF THE INDEX — If the notes are not called and the Final Value of the Index is greater than or equal to the Buffer Level, for each $1,000 principal amount note, you will receive $1,000 at maturity plus any accrued and unpaid interest, regardless of any appreciation in the value of the Index, which may be significant. In addition, if the notes are called, for each $1,000 principal amount note, you will receive $1,000 plus any accrued and unpaid interest, regardless of the appreciation in the value of the Index, which may be significant. Accordingly, the return on the notes may be significantly less than the return on a direct investment in the Index during the term of the notes.
•	WE MAY CALL YOUR NOTES PRIOR TO THEIR SCHEDULED MATURITY DATE — We may choose to call the notes early or choose not to call the notes early on any Redemption Date in our sole discretion. If we intend to redeem your notes, we will deliver notice to DTC at least 5 Business Days prior to the applicable Redemption Date. If the notes are called early, you will receive the principal amount of your notes plus accrued and unpaid interest to, but not including, the Redemption Date. The aggregate amount that you will receive through and including the Redemption Date may be less than the aggregate amount that you would have received had the notes not been called early. If we call the notes early, you will not receive interest payments after the applicable Redemption Date. There is no guarantee that you would be able to reinvest the proceeds from an investment in the notes at a comparable return and/or with a comparable interest rate for a similar level of risk in the event the notes are redeemed prior to the Maturity Date. We may choose to call the notes early, for example, if U.S. interest rates decrease significantly or if volatility of U.S. interest rates decreases significantly.
•	NO DIVIDEND PAYMENTS OR VOTING RIGHTS — As a holder of the notes you will not have voting rights, or rights to receive cash dividends or other distributions, or other rights that holders of securities composing the Index would have.
•	REINVESTMENT RISK — If we redeem the notes, the term of the notes may be reduced and you will not receive interest payments after the applicable Redemption Date. There is no guarantee that you would be able to reinvest the proceeds from an investment in the notes at a comparable return and/or with a comparable interest rate for a similar level of risk in the event the notes are redeemed prior to the Maturity Date.
•	VARIABLE RATE NOTES DIFFER FROM FIXED RATE NOTES — The variable Interest Rate for all Interest Periods will be determined by the Accrual Provision set forth on the cover of this amended and restated pricing supplement, which is contingent upon the Closing Level of the Index and may be less than returns otherwise payable on debt securities issued by us with similar maturities. You should consider, among other things, the overall potential annual percentage rate of interest to maturity of the notes as compared to other investment alternatives.
•	MARKET DISRUPTION EVENTS MAY ADVERSELY AFFECT THE RATE AT WHICH THE NOTES ACCRUE INTEREST — The rate at which the notes accrue interest for an Interest Period will be based on the Closing Level of the Index on the applicable Accrual Determination Date. Notwithstanding anything to the contrary herein or in the accompanying product supplement, if a market disruption event occurs or is continuing on any Accrual Determination Date, the Accrual Provision will be deemed to have not been satisfied on such Accrual Determination Date (including any originally scheduled Accrual Determination Date relating to an Exclusion Period). Because, your notes will not accrue interest unless the Accrual Provision is satisfied, if a market disruption event continues for an extended period of time, the amount of interest that accrues on the notes may be severely limited.

JPMorgan Structured Investments —	PS-4
Buffered Callable Range Accrual Notes linked to the S&P 500® Index due June 30, 2031

•	CREDIT RISKS OF JPMORGAN FINANCIAL AND JPMORGAN CHASE & CO. — The notes are subject to our and JPMorgan Chase & Co.’s credit risks, and our and JPMorgan Chase & Co.’s credit ratings and credit spreads may adversely affect the market value of the notes. Investors are dependent on our and JPMorgan Chase & Co.’s ability to pay all amounts due on the notes. Any actual or potential change in our or JPMorgan Chase & Co.’s creditworthiness or credit spreads, as determined by the market for taking that credit risk, is likely to adversely affect the value of the notes. If we and JPMorgan Chase & Co. were to default on our payment obligations, you may not receive any amounts owed to you under the notes and you could lose your entire investment.
•	AS A FINANCE SUBSIDIARY, JPMORGAN FINANCIAL HAS NO INDEPENDENT ACTIVITIES AND HAS LIMITED ASSETS — As a finance subsidiary of JPMorgan Chase & Co., we have no independent activities beyond the issuance and administration of our securities and the collection of intercompany obligations. Aside from the initial capital contribution from JPMorgan Chase & Co., substantially all of our assets relate to obligations of JPMorgan Chase & Co. to make payments under loans made by us to JPMorgan Chase & Co. or under other intercompany agreements. As a result, we are dependent upon payments from JPMorgan Chase & Co. to meet our obligations under the notes. We are not an operating subsidiary of JPMorgan Chase & Co. and in a bankruptcy or resolution of JPMorgan Chase & Co. we are not expected to have sufficient resources to meet our obligations in respect of the notes as they come due. If JPMorgan Chase & Co. does not make payments to us and we are unable to make payments on the notes, you may have to seek payment under the related guarantee by JPMorgan Chase & Co., and that guarantee will rank pari passu with all other unsecured and unsubordinated obligations of JPMorgan Chase & Co. For more information, see “Risk Factors — Holders of securities issued by JPMorgan Financial may be subject to losses if JPMorgan Chase & Co. were to enter into a resolution” in the accompanying prospectus supplement.
•	POTENTIAL CONFLICTS — We and our affiliates play a variety of roles in connection with the issuance of the notes, including acting as Calculation Agent and as an agent of the offering of the notes, hedging our obligations under the notes and making the assumptions used to determine the pricing of the notes and the estimated value of the notes when the terms of the notes are set, which we refer to as the estimated value of the notes. In performing these duties, our and JPMorgan Chase & Co.’s economic interests and the economic interests of the Calculation Agent and other affiliates of ours are potentially adverse to your interests as an investor in the notes. In addition, our and JPMorgan Chase & Co.’s business activities, including hedging and trading activities as well as modeling and structuring the economic terms of the notes, could cause our and JPMorgan Chase & Co.’s economic interests to be adverse to yours and could adversely affect any payment on the notes and the value of the notes. It is possible that hedging or trading activities of ours or our affiliates in connection with the notes could result in substantial returns for us or our affiliates while the value of the notes declines. Please refer to “Risk Factors — Risks Relating to Conflicts of Interest” in the accompanying product supplement for additional information about these risks.

In addition, JPMorgan Chase & Co. is currently one of the companies that make up the S&P 500® Index, but JPMorgan Chase & Co. will have no obligation to consider your interests as a holder of the notes in taking any corporate action that might affect the value of the S&P 500® Index.

•	THE ESTIMATED VALUE OF THE NOTES IS LOWER THAN THE ORIGINAL ISSUE PRICE (PRICE TO PUBLIC) OF THE NOTES — The estimated value of the notes is only an estimate determined by reference to several factors. The original issue price of the notes exceeds the estimated value of the notes because costs associated with selling, structuring and hedging the notes are included in the original issue price of the notes. These costs include the selling commissions, the projected profits, if any, that our affiliates expect to realize for assuming risks inherent in hedging our obligations under the notes, the estimated cost of hedging our obligations under the notes and the fees, if any, paid for third-party data analytics and/or electronic platform services. See “The Estimated Value of the Notes” in this amended and restated pricing supplement.
•	THE ESTIMATED VALUE OF THE NOTES DOES NOT REPRESENT FUTURE VALUES OF THE NOTES AND MAY DIFFER FROM OTHERS’ ESTIMATES — The estimated value of the notes is determined by reference to internal pricing models of our affiliates when the terms of the notes are set. This estimated value of the notes is based on market conditions and other relevant factors existing at that time and assumptions about market parameters, which can include volatility, dividend rates, interest rates and other factors. Different pricing models and assumptions could provide valuations for notes that are greater than or less than the estimated value of the notes. In addition, market conditions and other relevant factors in the future may change, and any assumptions may prove to be incorrect. On future dates, the value of the notes could change significantly based on, among other things, changes in market conditions, our or JPMorgan Chase & Co.’s creditworthiness, interest rate movements and other relevant factors, which may impact the price, if any, at which JPMS would be willing to buy notes from you in secondary market transactions. See “The Estimated Value of the Notes” in this amended and restated pricing supplement.
•	THE ESTIMATED VALUE OF THE NOTES IS DERIVED BY REFERENCE TO AN INTERNAL FUNDING RATE — The internal funding rate used in the determination of the estimated value of the notes may differ from the market-implied funding rate for vanilla fixed income instruments of a similar maturity issued by JPMorgan Chase & Co. or its affiliates. Any difference may be based on, among other things, our and our affiliates’ view of the funding value of the notes as well as the higher issuance, operational and ongoing liability management costs of the notes in comparison to those costs for the conventional fixed income instruments of JPMorgan Chase & Co. This internal funding rate is based on certain market inputs and assumptions, which may prove to be incorrect, and is intended to approximate the prevailing market replacement funding rate for the notes. The use of an internal funding rate and any potential changes to that rate may have an adverse effect on the terms of the notes and any secondary market prices of the notes. See “The Estimated Value of the Notes” in this amended and restated pricing supplement.

JPMorgan Structured Investments —	PS-5
Buffered Callable Range Accrual Notes linked to the S&P 500® Index due June 30, 2031

•	THE VALUE OF THE NOTES AS PUBLISHED BY JPMS (AND WHICH MAY BE REFLECTED ON CUSTOMER ACCOUNT STATEMENTS) MAY BE HIGHER THAN THE THEN-CURRENT ESTIMATED VALUE OF THE NOTES FOR A LIMITED TIME PERIOD — We generally expect that some of the costs included in the original issue price of the notes will be partially paid back to you in connection with any repurchases of your notes by JPMS in an amount that will decline to zero over an initial predetermined period. These costs can include selling commissions, projected hedging profits, if any, and, in some circumstances, estimated hedging costs, our internal secondary market funding rates for structured debt issuances and the fees paid for third-party data analytics and/or electronic platform services. See “Secondary Market Prices of the Notes” in this amended and restated pricing supplement for additional information relating to this initial period. Accordingly, the estimated value of your notes during this initial period may be lower than the value of the notes as published by JPMS (and which may be shown on your customer account statements).
•	SECONDARY MARKET PRICES OF THE NOTES WILL LIKELY BE LOWER THAN THE ORIGINAL ISSUE PRICE OF THE NOTES — Any secondary market prices of the notes will likely be lower than the original issue price of the notes because, among other things, secondary market prices take into account our internal secondary market funding rates for structured debt issuances and, also, because secondary market prices may exclude selling commissions, projected hedging profits, if any, estimated hedging costs and fees, if any, paid for third-party data analytics and/or electronic platform services that are included in the original issue price of the notes. As a result, the price, if any, at which JPMS will be willing to buy notes from you in secondary market transactions, if at all, is likely to be lower than the original issue price. Furthermore, if you sell your notes, you will likely be charged a commission for secondary market transactions, or the price will likely reflect a dealer discount and/or fees for use of an electronic platform to facilitate secondary market activity. Any sale by you prior to the maturity date could result in a substantial loss to you. See the immediately following risk consideration for information about additional factors that will impact any secondary market prices of the notes.

The notes are not designed to be short-term trading instruments. Accordingly, you should be able and willing to hold your notes to maturity. See “Lack of Liquidity” below.

•	SECONDARY MARKET PRICES OF THE NOTES WILL BE IMPACTED BY MANY ECONOMIC AND MARKET FACTORS — The secondary market price of the notes during their term will be impacted by a number of economic and market factors, which may either offset or magnify each other, aside from the selling commissions, projected hedging profits, if any, and estimated hedging costs, including, but not limited to:
•	the performance of the Index;
•	any actual or potential change in our or JPMorgan Chase & Co.’s creditworthiness or credit spreads;
•	customary bid-ask spreads for similarly sized trades;
•	our internal secondary market funding rates for structured debt issuances;
•	the time to maturity of the notes;
•	dividend rates on the equity securities underlying the Index;
•	interest and yield rates in the market generally, as well as the volatility of those rates;
•	the likelihood, or expectation, that the notes will be redeemed by us, based on prevailing market interest rates or otherwise; and
•	a variety of other economic, financial, political, regulatory and judicial events.

Like many long- term notes with short term call dates, secondary prices can drop sharply if the market shifts from assuming a call to assuming the note will be left outstanding indefinitely.

Additionally, independent pricing vendors and/or third party broker-dealers may publish a price for the notes, which may also be reflected on customer account statements. This price may be different (higher or lower) than the price of the notes, if any, at which JPMS may be willing to purchase your notes in the secondary market.

•	SECONDARY MARKET PRICES OF THE NOTES ARE SENSITIVE TO BOTH INTEREST RATES AND THE PERFORMANCE OF THE INDEX — If interest rates rise generally, the secondary market prices of the notes will be adversely impacted because of the relatively long term of the notes and the increased probability that that the Interest Rate for the notes will be less than such rates. Additionally, if the Closing Level of the Index declines, even if the Closing Level has not declined below the Buffer Level, the secondary market prices of the notes will also be adversely impacted because of the increased probability that the Accrual Provision may not be satisfied over the remaining term of the notes and the increased probability that you may lose some or all of your principal at maturity. If both interest rates rise and the Closing Level of the Index declines, the secondary market prices of the notes may decline more rapidly than other securities that are only linked to the Index, or if the amount payable at maturity was not linked to the performance of the Index relative to the Buffer Level.
•	LACK OF LIQUIDITY — The notes will not be listed on any securities exchange. JPMS intends to offer to purchase the notes in the secondary market but is not required to do so. Even if there is a secondary market, it may not provide enough liquidity to allow you to trade or sell the notes easily. Because other dealers are not likely to make a secondary market for the notes, the price at which you may be able to trade your notes is likely to depend on the price, if any, at which JPMS is willing to buy the notes.
•	MARKET FACTORS MAY INFLUENCE WHETHER WE EXERCISE OUR RIGHT TO REDEEM THE NOTES PRIOR TO THEIR SCHEDULED MATURITY — We have the right to redeem the notes prior to the Maturity Date, in whole but not in part, on the specified Redemption Dates. It is more likely that we will redeem the notes prior to the Maturity Date

JPMorgan Structured Investments —	PS-6
Buffered Callable Range Accrual Notes linked to the S&P 500® Index due June 30, 2031 if the Closing Level of the S&P 500® Index is greater than or equal to the Minimum Index Level on the applicable Accrual Determination Date. If the notes are called prior to the Maturity Date, you may be unable to invest in certificates of deposit with similar risk and yield as the notes. Your ability to realize a higher than market yield on the notes is limited by our right to redeem the notes prior to their scheduled maturity, which may adversely affect the value of the notes in the secondary market, if any.

JPMorgan Structured Investments —	PS-7
Buffered Callable Range Accrual Notes linked to the S&P 500® Index due June 30, 2031

Hypothetical Examples of Calculation of the Interest Rate on the Notes for an Interest Period

The following examples illustrate how to calculate the Interest Rate on the notes for four hypothetical Interest Periods. The following examples assume that we have not called the notes prior to their scheduled Maturity Date and the actual number of Trading Days in the applicable Interest Period is 20. The hypothetical Interest Rates in the following examples are for illustrative purposes only and may not correspond to the actual Interest Rates for any Interest Period applicable to a purchaser of the notes. The numbers appearing in the following examples have been rounded for ease of analysis.

Example 1: The number of Variable Days in the Interest Period is 16, therefore, the Interest Rate per annum for the Interest Period is equal to 5.36% per annum calculated as follows:

6.70% × (16 / 20) = 5.36% per annum

Example 2: The number of Variable Days in the Interest Period is 20, therefore, the Interest Rate per annum for the Interest Period is equal to the Maximum Interest Rate of 6.70% per annum, calculated as follows:

6.70% × (20 / 20) = 6.70% per annum

Example 3: The number of Variable Days in the Interest Period is 4, therefore, the Interest Rate per annum for the Interest Period is equal to 1.34% per annum, calculated as follows:

6.70% × (4 / 20) = 1.34% per annum

Example 4: For an Interest Period the Accrual Provision is not met on any Trading Day during the Interest Period, and therefore, the number of Variable Days is 0. Because the Accrual Provision is not satisfied on any Trading Day, the Interest Rate per annum for the Interest Period will be equal to 0.00% per annum.

JPMorgan Structured Investments —	PS-8
Buffered Callable Range Accrual Notes linked to the S&P 500® Index due June 30, 2031

Hypothetical Examples of Amounts Payable at Maturity

The following examples illustrate how to calculate the payment at maturity. For purposes of the following examples, we have assumed an Initial Value of 6,900, a Buffer Level of 5,865 and the Buffer Amount of 15%, and that the notes are not called prior to their scheduled Maturity Date. Each hypothetical payment at maturity set forth below is for illustrative purposes only and may not be the actual payment at maturity applicable to a purchaser of the notes. In addition, the effect of any accrued and unpaid interest has been excluded.

Example 1: The level of the Index increases from the Initial Value of 6,900 to a Final Value of 8,000. Because the Final Value is greater than or equal to the Initial Value, the investor receives a payment at maturity of $1,000 per $1,000 principal amount note.

Example 2: The level of the Index decreases from the Initial Value of 6,900 to a Final Value of 6,000. Although the Index Return is negative, because the Final Value of 6,000 is not less than the Buffer Level of 5,865, the investor receives a payment at maturity of $1,000 per $1,000 principal amount note.

Example 3: The level of the Index decreases from the Initial Value of 6,900 to a Final Value of 3,450. Because the Index Return is negative and the Final Value of 3,450 is less than the Buffer Level of 5,865, the investor receives a payment at maturity of $650.00 per $1,000 principal amount note, calculated as follows:

$1,000 + ($1,000 × (-50.00% + 15.00%) = $650.00

Example 4: The level of the Index decreases from the Initial Value of 6,900 to a Final Value of 0. Because the Index Return is negative and the Final Value of 0 is less than the Buffer Level of 5,865, the investor receives a payment at maturity of $150.00 per $1,000 principal amount note, calculated as follows:

$1,000 + ($1,000 × (-100% + 15.00%)) = $150.00

The hypothetical payments on the notes shown above apply only if the notes are not called prior to maturity and you hold the notes for their entire term. These hypotheticals do not reflect fees or expenses that would be associated with any sale in the secondary market. If these fees and expenses were included, the hypothetical payments shown above would likely be lower.

JPMorgan Structured Investments —	PS-9
Buffered Callable Range Accrual Notes linked to the S&P 500® Index due June 30, 2031

What is the S&P 500® Index?

The S&P 500® Index consists of 500 component stocks selected to provide a performance benchmark for the U.S. equity markets. For additional information on the S&P 500® Index, see the information set forth under “Equity Index Descriptions — The S&P U.S. Indices” in the accompanying underlying supplement.

Historical Information

The following graph sets forth the weekly historical performance of the S&P 500® Index for the period from January 4, 2021 through June 25, 2026. The Index closing level on June 25, 2026 was 7,357.49.

We obtained the Closing Levels used to construct the graph below from Bloomberg Financial Markets. We make no representation or warranty as to the accuracy or completeness of the information obtained from Bloomberg Financial Markets. The historical levels of the Index should not be taken as an indication of future performance, and no assurance can be given as to the Closing Level on any of the Accrual Determination Dates. We cannot give you assurance that the performance of the Index will result in any positive interest payments or return of principal at maturity.

Historical Performance of S&P 500® Index
8,000
7,000
6,000
5,000
4,000
3,000
2,000
1,000
0
Index Level
Jan-21
Jan-22
Jan-23
Jan-24
Jan-25
Jan-26
Source: Bloomberg

JPMorgan Structured Investments —	PS-10
Buffered Callable Range Accrual Notes linked to the S&P 500® Index due June 30, 2031

The Estimated Value of the Notes

The estimated value of the notes set forth on the cover of this amended and restated pricing supplement is equal to the sum of the values of the following hypothetical components: (1) a fixed-income debt component with the same maturity as the notes, valued using the internal funding rate described below, and (2) the derivative or derivatives underlying the economic terms of the notes. The estimated value of the notes does not represent a minimum price at which JPMS would be willing to buy your notes in any secondary market (if any exists) at any time. The internal funding rate used in the determination of the estimated value of the notes may differ from the market-implied funding rate for vanilla fixed income instruments of a similar maturity issued by JPMorgan Chase & Co. or its affiliates. Any difference may be based on, among other things, our and our affiliates’ view of the funding value of the notes as well as the higher issuance, operational and ongoing liability management costs of the notes in comparison to those costs for the conventional fixed income instruments of JPMorgan Chase & Co. This internal funding rate is based on certain market inputs and assumptions, which may prove to be incorrect, and is intended to approximate the prevailing market replacement funding rate for the notes. The use of an internal funding rate and any potential changes to that rate may have an adverse effect on the terms of the notes and any secondary market prices of the notes. For additional information, see “Selected Risk Considerations — The Estimated Value of the Notes Is Derived by Reference to an Internal Funding Rate” in this amended and restated pricing supplement.

The value of the derivative or derivatives underlying the economic terms of the notes is derived from internal pricing models of our affiliates. These models are dependent on inputs such as the traded market prices of comparable derivative instruments and on various other inputs, some of which are market-observable, and which can include volatility, dividend rates, interest rates and other factors, as well as assumptions about future market events and/or environments. Accordingly, the estimated value of the notes is determined when the terms of the notes are set based on market conditions and other relevant factors and assumptions existing at that time. See “Selected Risk Considerations — The Estimated Value of the Notes Does Not Represent Future Values of the Notes and May Differ from Others’ Estimates” in this amended and restated pricing supplement.

The estimated value of the notes is lower than the original issue price of the notes because costs associated with selling, structuring and hedging the notes are included in the original issue price of the notes. These costs include the selling commissions paid to JPMS and other affiliated or unaffiliated dealers, the projected profits, if any, that our affiliates expect to realize for assuming risks inherent in hedging our obligations under the notes, the estimated cost of hedging our obligations under the notes and the fees, if any, paid for third-party data analytics and/or electronic platform services. Because hedging our obligations entails risk and may be influenced by market forces beyond our control, this hedging may result in a profit that is more or less than expected, or it may result in a loss. We or one or more of our affiliates will retain any profits realized in hedging our obligations under the notes. See “Selected Risk Considerations — The Estimated Value of the Notes Is Lower Than the Original Issue Price (Price to Public) of the Notes” in this amended and restated pricing supplement.

JPMorgan Structured Investments —	PS-11
Buffered Callable Range Accrual Notes linked to the S&P 500® Index due June 30, 2031

Secondary Market Prices of the Notes

For information about factors that will impact any secondary market prices of the notes, see “Selected Risk Considerations — Secondary Market Prices of the Notes Will Be Impacted by Many Economic and Market Factors” in this amended and restated pricing supplement. In addition, we generally expect that some of the costs included in the original issue price of the notes will be partially paid back to you in connection with any repurchases of your notes by JPMS in an amount that will decline to zero over an initial predetermined period that is intended to be the shorter of six months and one-half of the stated term of the notes. The length of any such initial period reflects the structure of the notes, whether our affiliates expect to earn a profit in connection with our hedging activities, the estimated costs of hedging the notes and when these costs are incurred, as determined by our affiliates. See “Selected Risk Considerations — The Value of the Notes as Published by JPMS (and Which May Be Reflected on Customer Account Statements) May Be Higher Than the Then-Current Estimated Value of the Notes for a Limited Time Period.”

Supplemental Use of Proceeds

The net proceeds we receive from the sale of the notes will be used for general corporate purposes and, in part, by us or one or more of our affiliates in connection with hedging our obligations under the notes.

The notes are offered to meet investor demand for products that reflect the risk-return profile and market exposure provided by the notes. See “Selected Purchase Considerations” and “Hypothetical Examples of Calculation of the Interest Rate on the Notes for an Interest Period” in this amended and restated pricing supplement for a description of the risk-return profile and market exposure payable under the notes.

The original issue price of the notes is equal to the estimated value of the notes plus the selling commissions paid to JPMS and other affiliated or unaffiliated dealers, plus (minus) the projected profits (losses) that our affiliates expect to realize for assuming risks inherent in hedging our obligations under the notes, plus the estimated cost of hedging our obligations under the notes, plus the fees, if any, paid for third-party data analytics and/or electronic platform services.

For purposes of the notes offered by this amended and restated pricing supplement, the first and second paragraph of the section entitled “Use of Proceeds and Hedging” on page PS-37 of the accompanying product supplement are deemed deleted in their entirety. Please refer instead to the discussion set forth above.

Validity of the Notes and the Guarantee

In the opinion of Sidley Austin LLP, as counsel to the Company and the Guarantor, when the notes offered by this amended and restated pricing supplement have been executed and issued by the Company and authenticated by the trustee pursuant to the indenture, and delivered against payment as contemplated herein, (a) such notes will be valid and binding obligations of the Company, enforceable in accordance with their terms, subject to applicable bankruptcy, insolvency and similar laws affecting creditors’ rights generally, concepts of reasonableness and equitable principles of general applicability (including, without limitation, concepts of good faith, fair dealing and the lack of bad faith), provided that such counsel expresses no opinion as to the effect of fraudulent conveyance, fraudulent transfer or similar provision of applicable law on the conclusions expressed above and (b) the related guarantee will be a valid and binding obligation of the Guarantor, enforceable in accordance with its terms, subject to applicable bankruptcy, insolvency and similar laws affecting creditors’ rights generally, concepts of reasonableness and equitable principles of general applicability (including, without limitation, concepts of good faith, fair dealing and the lack of bad faith), provided that such counsel expresses no opinion as to the effect of fraudulent conveyance, fraudulent transfer or similar provision of applicable law on the conclusions expressed above. This opinion is given as of the date hereof and is limited to the laws of the State of New York, the Limited Liability Company Act of Delaware and the General Corporation Law of the State of Delaware as in effect on the date hereof. In addition, this opinion is subject to customary assumptions about the trustee’s authorization, execution and delivery of the indenture and the genuineness of signatures and certain factual matters, all as stated in the letter of such counsel dated February 24, 2026, which has been filed as Exhibit 5.3 to the Company’s registration statement on Form S-3 filed with the Securities and Exchange Commission on February 24, 2026.

JPMorgan Structured Investments —	PS-12
Buffered Callable Range Accrual Notes linked to the S&P 500® Index due June 30, 2031